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POLYONE CORPORATION

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POLYONE CORPORATION
Notice of 2006
Annual Meeting of Shareholders
and Proxy Statement

PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
BENEFICIAL OWNERSHIP OF COMMON SHARES
EXECUTIVE COMPENSATION
Summary Compensation Table
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
GENERAL
APPENDIX A

POLYONE CORPORATION
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
       The Annual Meeting of Shareholders of PolyOne Corporation will be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 25, 2006. The purposes of the meeting are:

1.	To elect Directors;

2.	To ratify the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To consider and transact any other business that may properly come before the meeting.
      Shareholders of record at the close of business on March 27, 2006 are entitled to notice of and to vote at the meeting.

For the Board of Directors

Wendy C. Shiba
Vice President, Chief Legal Officer and Secretary
April 5, 2006

POLYONE CORPORATION
PolyOne Center
33587 Walker Road
Avon Lake, Ohio 44012
PROXY STATEMENT
Dated April 5, 2006
      The Board of Directors of PolyOne Corporation respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 25, 2006, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.
      If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common shares of PolyOne represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through 4 of this proxy statement and to ratify the appointment of Ernst & Young LLP as PolyOne’s independent registered public accounting firm for the fiscal year ending December 31, 2006. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following PolyOne plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan, DH Compounding 401(k) Plan and PolyOne Canada Inc. Retirement Plan. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.
      Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.
      We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about April 17, 2006. PolyOne’s headquarters are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 and our telephone number is (440) 930-1000.

PROPOSAL 1 — ELECTION OF DIRECTORS
      PolyOne’s Board of Directors currently consists of ten Directors. Each Director serves for a one year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the first Annual Meeting of Shareholders following the Director’s 70th birthday. In accordance with these Guidelines, Mr. Patient will retire from the Board at the 2006 Annual Meeting of Shareholders. The Board met six times during 2005, the calendar year being PolyOne’s fiscal year. Each Director is expected to attend the Annual Meeting of Shareholders. In 2005, all of PolyOne’s ten Directors attended the Annual Meeting of Shareholders.
      A shareholder who wishes to suggest a Director candidate for consideration by the Compensation and Governance Committee must provide written notice to the Secretary of PolyOne in accordance with the procedures specified in Regulation 12 of PolyOne’s Regulations. Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of PolyOne common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.
      The nominees for election as Directors for terms expiring in 2007 and a description of the business experience of each nominee appear below. Each of the nominees is a current member of the Board. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company (“Geon”) or M.A. Hanna Company (“M.A. Hanna”), each a predecessor to PolyOne. The information is current as of March 27, 2006.

J. Douglas Campbell Director since 1993 Age — 64	Chairman and CEO of ArrMaz Custom Chemicals, Inc., a specialty mining and asphalt additives and reagents producer, since December 2003. Mr. Campbell served as President and Chief Executive Officer and was a Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer, from December 1992 until the company was sold in 1997.

Carol A. Cartwright Director since 1994 Age — 64	President of Kent State University, a public higher education institution, since 1991. Ms. Cartwright serves on the Boards of Directors of KeyCorp, FirstEnergy and The Davey Tree Expert Company.

Gale Duff-Bloom Director since 1994 Age — 66	Retired President of Company Communications and Corporate Image of J.C. Penney Company, Inc., a major retailer. Ms. Duff-Bloom served in this capacity from June 1999 until her retirement in April 2000. From 1996 to June 1999, Ms. Duff-Bloom served as President of Marketing and Company Communications of J.C. Penney.

Wayne R. Embry Director since 1990 Age — 69	Senior Basketball Advisor to the President of Maple Leaf Sports & Entertainment Ltd. since April 2005 and Interim General Manager of the Toronto Raptors, a professional basketball team, since February 2006. Mr. Embry served as Senior Advisor to the General Manager of the Toronto Raptors from June 2004 until April 2005. Mr. Embry served as President and Chief Operating Officer, Team Division, of The Cleveland Cavaliers, from 1986 until his retirement in 2000. Mr. Embry serves on the Board of Directors of Kohl’s Corporation.

Richard H. Fearon Director since 2004 Age — 50	Executive Vice President, Chief Financial and Planning Officer of Eaton Corporation, a global manufacturing company, since April 2002. Mr. Fearon served as Partner of Willow Place Partners LLC from 2001 to 2002 and was Senior Vice President — Corporate Development for Transamerica Corporation from 1995 to 2000.

Robert A. Garda Director since 1998 Age — 67	Retired Director of McKinsey & Company, Inc., a management consulting firm. Mr. Garda served in this capacity from 1978 to 1994. He served as an Executive-in-Residence of The Fuqua School of Business, Duke University, from 1997 to 2005, as an independent consultant from 1995 to 1997 and as President and Chief Executive Officer of Aladdin Industries from 1994 to 1995. Mr. Garda serves on the Board of Directors of Edge Seal Technologies.

Gordon D. Harnett Director since 1997 Age — 63	Chairman and Chief Executive Officer of Brush Engineered Materials Inc., an international supplier and producer of high performance engineered materials, since 1991. Mr. Harnett has announced that he will retire from his positions with Brush Engineered Materials Inc. in May 2006. Mr. Harnett serves on the Boards of Directors of The Lubrizol Corporation and EnPro Industries, Inc.

Stephen D. Newlin Director since 2006 Age — 53	Chairman, President and Chief Executive Officer of PolyOne since February 21, 2006. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global developer and marketer of cleaning and sanitizing specialty chemicals, products and services, from 2003 to 2006. Mr. Newlin served as President and a director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin serves on the Board of Directors of Black Hills Corporation.

Farah M. Walters Director since 1998 Age — 61	President and Chief Executive Officer of QualHealth, LLC, a healthcare consulting firm that designs healthcare delivery models, since 2005. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters serves on the Boards of Directors of Kerr-McGee Corporation and Alpharma Inc.

CORPORATE GOVERNANCE AND BOARD MATTERS
Director Independence
      Our Corporate Governance Guidelines require that a substantial majority of the members of the Board of Directors be “independent” under the listing standards of the New York Stock Exchange (NYSE). To be considered “independent,” the Board of Directors must make an affirmative determination that the Director has no material relationship with PolyOne other than as a Director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with PolyOne or any of its subsidiaries.) In each case, the Board of Directors considers all relevant facts and circumstances in making an independence determination.
      A Director will not be deemed to be “independent” if, within the preceding three years:

(a) the Director was an employee, or an immediate family member of the Director was an executive officer, of PolyOne or any of its affiliates;

(b) the Director received, or an immediate family member of the Director received, more than $100,000 per year in direct compensation from PolyOne, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation was not contingent in any way on continued service);

(c) the Director, or an immediate family member of the Director, is a current partner of Ernst & Young LLP, PolyOne’s external auditor or within the last three years was a partner or employee of Ernst & Young LLP and personally worked on PolyOne’s audit during that time;

(d) the Director was employed, or an immediate family member of the Director was employed, as an executive officer of another company where any of PolyOne’s present executive officers serve on that company’s compensation committee; or

(e) the director was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of a company that makes payments to, or receives payments from, PolyOne for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.
      An “immediate family member” includes a Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such Director’s home.
      A Director’s service as an executive officer of a not-for-profit organization will not impair his or her independence if, within the preceding three years, PolyOne’s charitable contributions to the organization in any single fiscal year, in the aggregate, did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.
      The NYSE “independent director” listing standards also provide that employment as an interim Chairman, Chief Executive Officer or other officer will not disqualify a director from being considered independent following that employment. Mr. Patient ceased serving as interim Chief Executive Officer on February 21, 2006.
      The Board of Directors has reviewed the relationships between PolyOne and each of its Directors and has determined that J. Douglas Campbell, Carol A. Cartwright, Gale Duff-Bloom, Wayne R. Embry, Richard H. Fearon, Robert A. Garda, Gordon D. Harnett, William F. Patient and Farah M. Walters are independent under the NYSE “independent director” listing standards.

Lead Director
      PolyOne’s independent Directors meet regularly in executive sessions. In February 2006, the Board of Directors amended our Corporate Governance Guidelines to allow the independent directors to designate a lead director to preside at executive sessions. The Lead Director acts as the key liaison between the independent directors and the Chief Executive Officer and is responsible for coordinating the activities of the other independent directors and for performing various other duties as may from time to time be determined by the independent directors. Effective February 21, 2006, the Board elected Mr. Patient to serve as the Lead Director.
Committees of the Board of Directors; Attendance
      The Board has an Audit Committee consisting of Messrs. Harnett, the Chairperson, Fearon and Garda and Ms. Cartwright; a Compensation and Governance Committee consisting of Mses. Walters, the Chairperson, Cartwright and Duff-Bloom and Messrs. Campbell, Embry, Fearon, Garda and Harnett; an Environmental, Health and Safety Committee consisting of Messrs. Embry, the Chairperson, Campbell, Newlin and Patient and Ms. Duff-Bloom; and a Financial Policy Committee consisting of Messrs. Campbell, the Chairperson, Embry, Newlin and Patient and Mses. Duff-Bloom and Walters. An ad hoc search committee consisting of Ms. Walters, the Chairperson, Ms. Duff-Bloom and Messrs. Fearon and Patient, was formed in 2005 to evaluate candidates for the Chief Executive Officer position.
      The Audit Committee, which met eight times during 2005, meets with appropriate financial and legal personnel and independent auditors to review PolyOne’s corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight of the independent auditors, the internal auditors and the financial management of PolyOne. The Audit Committee appoints the independent auditors to serve as auditors in examining PolyOne’s corporate accounts. PolyOne’s common shares are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Harnett meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee Charter, which was amended on December 1, 2005, is attached as Appendix A to this proxy statement and is available to shareholders on PolyOne’s website at www.polyone.com.
      The Compensation and Governance Committee, which met seven times during 2005, reviews and approves compensation, benefits and perquisites afforded PolyOne’s executive officers and other highly-compensated personnel. The Committee has similar responsibilities with respect to non-employee Directors, except that the Committee’s actions and determinations are subject to the approval of the Board of Directors. The Committee also has oversight responsibilities for all of PolyOne’s broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices. The Committee recommends to the Board of Directors candidates for nomination as Directors of PolyOne, and the Committee advises the Board with respect to governance issues and directorship practices, reviews succession planning for the Chief Executive Officer and other executive officers and oversees the process by which the Board annually evaluates the performance of the Chief Executive Officer. All members of the Compensation and Governance Committee have been determined to be independent as defined by the New York Stock Exchange listing standards. The Compensation and Governance Committee Charter is available to shareholders on PolyOne’s website at www.polyone.com.

      The Compensation and Governance Committee will consider shareholder suggestions for nominees for election to PolyOne’s Board of Directors as described on page 3. The Committee utilizes a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to PolyOne’s affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with the best interests of PolyOne;

•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and

•	The needs of PolyOne from time to time.
      The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. These criteria have been established by the Committee as criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Committee in the same manner as any other nominee for election to the Board. Finally, if the Committee determines that a candidate should be nominated for election to the Board, the Committee will present its findings and recommendation to the full Board for approval.
      During 2005, the Committee continued to retain Christian & Timbers as a third-party search firm, at PolyOne’s expense, to assist in identifying qualified nominees for the Board. The search firm was asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Committee.
      In 2005, the Board of Directors convened an ad hoc search committee to evaluate candidates for the Chief Executive Officer position. The search committee met ten times in 2005, coordinated the Board’s search process for potential candidates for the position of Chief Executive Officer and conducted interviews of prospective candidates. The search committee retained an independent search firm, Russell Reynolds Associates, to assist in its recruitment efforts. The search firm provided research and other pertinent information regarding the potential candidates. The search committee identified, interviewed and recommended Chief Executive Officer candidates to the Board of Directors. The search committee disbanded in February 2006 once the Board of Directors appointed Mr. Newlin as the new Chief Executive Officer.

      The Environmental, Health and Safety Committee, which met two times during 2005, exercises oversight with respect to PolyOne’s environmental, health, safety, security and product stewardship policies and practices and its compliance with related laws and regulations.
      The Financial Policy Committee, which met three times during 2005, exercises oversight with respect to PolyOne’s capital structure, borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of risk management, banking relationships and other financial matters relating to PolyOne.
      The Board of Directors has adopted a written charter for each of the standing committees of the Board of Directors. These charters are posted and available on our investor relations internet website at www.polyone.com under the Corporate Governance page. Shareholders may request copies of these charters, free of charge, by writing to PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary, or by calling (440) 930-1000.
      The Board and each Committee conduct an annual self-evaluation. During 2005, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served.
Code of Ethics, Code of Conduct and Corporate Governance Guidelines
      In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission Regulations, the Board of Directors has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our investor relations internet website at www.polyone.com under the Corporate Governance page. Shareholders may request copies of these corporate governance documents, free of charge, by writing to PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary, or by calling (440) 930-1000.
Communication with Board of Directors
      Shareholders and other interested parties interested in communicating directly with the Board of Directors as a group, the non-management Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.
      The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by PolyOne that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of PolyOne’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.
Compensation of Directors
      PolyOne pays non-employee Directors an annual retainer of $100,000, quarterly in arrears, consisting of a cash retainer of $50,000 and an award of $50,000 in value of fully vested common shares. PolyOne grants the shares quarterly and determines the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. PolyOne pays individual meeting fees only as follows: fees of $2,000 for each unscheduled Board and committee meeting attended and fees of $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Chairpersons of each committee receive a fixed annual cash retainer, payable quarterly, as follows: $5,000 for Environmental, Health and Safety and Financial Policy Committees and $10,000 for Audit and Compensation and Governance Committees. Mr. Patient receives an additional $10,000 to serve as the Lead Director and for assisting with the transition of responsibilities to the new Chairman, President and Chief Executive Officer. PolyOne reimburses Directors for their expenses associated with each meeting attended.
      PolyOne generally grants each new Director who is not an employee of PolyOne at the time of his or her initial election or appointment as a Director an award of 8,500 common shares. The share awards made to Directors are awarded under any present or future stock plan of PolyOne having shares available for these awards.
      Directors who are not employees of PolyOne may defer payment of all or a portion of their compensation as a Director under PolyOne’s Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferred Compensation Plan”). A Director may defer the compensation as cash or elect to have it converted into PolyOne common shares at a rate equal to 125% of the cash compensation amount. Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest earned on the cash amounts and dividends on the common shares accrue for the benefit of the participating Directors.

BENEFICIAL OWNERSHIP OF COMMON SHARES
      The following table shows the number of common shares beneficially owned on March 27, 2006 (including options exercisable within 60 days of that date) by each of the Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 15 and by all Directors and executive officers as a group.

	Number of		Right to	Total
	Shares		Acquire	Beneficial
Name	Owned(1)		Shares(3)	Ownership

J. Douglas Campbell	89,897	(2)	50,000	139,897
Carol A. Cartwright	73,042	(2)	39,000	112,042
Gale Duff-Bloom	76,007	(2)	50,000	126,007
Wayne R. Embry	32,926	(2)	39,000	71,926
Richard H. Fearon	7,484		15,000	22,484
Robert A. Garda	60,470	(2)	61,500	121,970
Gordon D. Harnett	89,892	(2)	61,500	151,392
William F. Patient	79,117		218,000	297,117
Farah M. Walters	74,861	(2)	54,000	128,861
Stephen D. Newlin	210,000		0	210,000
W. David Wilson	113,599		431,976	545,575
Wendy C. Shiba	44,570		135,390	179,960
Michael L. Rademacher	40,349		166,624	206,973
Kenneth M. Smith	66,251		178,292	244,543
Thomas A. Waltermire(4)	134,736		1,357,644	1,492,380
17 Directors and executive officers as a group	1,255,000		3,164,488	4,419,488

(1)	Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes the approximate number of shares credited to the named executives’ accounts in The PolyOne Retirement Savings Plan, a tax-qualified defined contribution plan. The number of shares of common stock allocated to these individuals is provided by the savings plan administrator in a statement for the period ending December 31, 2005, based on the market value of the applicable plan units held by the individual. Additional shares of common stock may have been allocated to the accounts of participants in the savings plan since the date of the last statements received from the plan administrator. No Director, nominee or executive officer beneficially owned, on March 27, 2006, more than 1% of PolyOne’s outstanding common shares, except Mr. Waltermire, who owned 1.59%. As of that date, the Directors and executive officers as a group beneficially owned approximately 4.62% of the outstanding common shares.

(2)	With respect to the Directors, beneficial ownership includes shares held under the Directors’ Deferred Compensation Plan as follows: J.D. Campbell, 87,841 shares; C.A. Cartwright, 54,229 shares; G. Duff-Bloom, 75,509 shares; W.R. Embry, 22,379 shares; R.A. Garda, 32,529 shares; G.D. Harnett, 73,081 shares; and F.M. Walters, 73,805.

(3)	Includes shares the individuals have a right to acquire on or before May 26, 2006.

(4)	Mr. Waltermire resigned as Chief Executive Officer and President on October 6, 2005.

      The following table shows information relating to all persons who, as of March 27, 2006, were known by us to beneficially own more than five percent of PolyOne’s outstanding common shares based on information provided in Schedule 13Gs filed with the Securities and Exchange Commission (the “Commission”):

	Number of		% of
Name and Address	Shares		Shares

FMR Corp.	11,568,807	(1)	12.5%
82 Devonshire Street Boston, Massachusetts 02109
New York Life Trust Company, as Trustee for The PolyOne Retirement Savings Plan	6,760,347	(2)	7.3%
51 Madison Avenue New York, New York 10010
Wells Fargo & Company	5,364,003	(3)	5.8%
420 Montgomery Street San Francisco, CA 94104
Barrow, Hanley, Mewhinney & Strauss, Inc.	4,927,520	(4)	5.3%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761

(1)	As of February 14, 2006, based upon information contained in a Schedule 13G/ A filed with the Commission. FMR Corp., as a holding company reporting on behalf of its subsidiaries, has sole voting power with respect to 1,044,827 of these shares and has sole dispositive power with respect to all of these shares.

(2)	As of February 10, 2006, based upon information contained in a Schedule 13G/ A filed with the Commission. New York Life Trust Company, as Trustee for The PolyOne Retirement Savings Plan and Excel Polymers Retirement Savings Plan, as a bank, has sole voting power and sole dispositive power with respect to all of these shares.

(3)	As of March 3, 2006, based upon information contained in a Schedule 13G filed with the Commission by Wells Fargo & Company. Wells Fargo & Company has sole voting power with respect to 5,309,001 of these shares and has sole dispositive power with respect to 5,293,306 of these shares. The Schedule 13G was filed by Wells Fargo & Company on behalf of the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association.

(4)	As of February 7, 2006, based upon information contained in a Schedule 13G filed with the Commission. Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 2,232,300 of these shares and has sole dispositive power with respect to all of these shares.

EXECUTIVE COMPENSATION
Report of the Compensation and Governance Committee on Executive Compensation
      The Compensation and Governance Committee of the Board of Directors (the “Committee”) is responsible for establishing PolyOne’s compensation and benefit policies and reviewing PolyOne’s philosophy regarding executive remuneration to assure consistency with its goals and business strategy. The Committee has retained an independent compensation consultant to assist in fulfilling its duties and responsibilities. Each year the Committee reviews market data to assess PolyOne’s competitive position with respect to all aspects of executive compensation and considers and approves changes in base salary and incentive levels for executive officers and key employees (including annual and long-term incentive awards). The Committee also reviews and approves annual and long-term performance criteria and goals at the beginning of each performance period and certifies the results at the end of each performance period. In addition, the Committee has oversight responsibilities for all of PolyOne’s broad-based compensation and benefit programs.
General Compensation Philosophy
      The Committee believes that pay should be administered on a total remuneration basis, with consideration of the value of all components of compensation. Total remuneration opportunities should be competitive and serve to attract, retain, motivate and reward employees based upon their experience, responsibility, performance and marketability. Compensation should be affordable and fair to both employees and shareholders. Incentive programs should create a strong mutuality of interests between executives and shareholders through the use of equity-based compensation and the selection of performance criteria that are consistent with PolyOne’s strategic objectives.
Executive Compensation
      PolyOne’s executive compensation program has the following principal components: base salary, annual incentive compensation and long-term incentive compensation. As an executive’s level of responsibility increases, a greater portion of his or her potential total remuneration is based on performance incentives (including stock-based awards) rather than on salary. This approach may result in changes in an executive’s total compensation from year to year if there are variations in PolyOne’s performance and/or the performance of PolyOne’s individual business units versus established goals.
      The total remuneration program is designed to be competitive with companies of comparable size and industry as well as companies with which PolyOne competes for executive talent. This involves reviewing the total remuneration programs of companies within both the specialty chemical industry and a broad-base of industrial companies. To assess the competitive total remuneration programs of these other companies and to establish appropriate compensation comparisons, the Committee receives advice from its independent compensation consultant and reviews data that is based on a specialty chemical peer group as well as various published surveys. The Committee generally sets the target level of long-term incentive compensation to approximate the median of the market data, with adjustments to account for specific facts and circumstances at PolyOne.
Base Salaries
      The Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the independent compensation consultant furnishes the Committee with data on the current total compensation of each executive and current marketplace data for comparable positions. In addition, the Chief Executive Officer provides individual performance appraisals and recommended adjustments for each executive officer except himself. At the meeting, the Committee reviews all available data and considers and approves adjustments. In addition, the Committee reviews marketplace data for, and the performance of, the Chief Executive Officer and determines the appropriate adjustment.
      Following its annual review of executive officer compensation, and in light of company performance, business conditions, and the compensation philosophy adopted by the Committee, the Committee approved salary increases for the executive officers effective May 30, 2005.
Deductibility of Compensation Under IRC Section 162(m)
      Section 162(m) of the tax code generally limits the deductibility of executive pay in excess of one million dollars, and specifies the requirements for the “performance-based” exemption from this limit. The Committee considers and generally manages PolyOne’s executive pay and incentive programs to qualify for the performance-based exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so is consistent with the Committee’s overall compensation philosophy and advances PolyOne’s business objectives.
Incentive Compensation
      The Senior Executive PolyOne Annual Incentive Plan (the “PolyOne AIP”) provides for awards that are wholly contingent upon the attainment of performance goals established by the Committee.
      In December 2004, the Committee approved 2005 PolyOne AIP performance targets related to operating income and cash flow. A portion of the 2005 PolyOne AIP awards was payable in July based on operating income performance during the first six months of 2005, to reinforce the urgency of 2005 performance improvement imperatives. In February 2006, the Committee approved final AIP awards based on PolyOne’s and its business units’ performance in relation to the aforementioned goals. These AIP awards are disclosed in the Summary Compensation Table for 2005 performance.
One-time Special Recognition Awards
      In January 2006, the Committee approved one-time awards, in recognition of the additional duties and responsibilities assumed, in the amount of $50,000 each to the following executive officers who, together with the Chairman, President and Chief Executive Officer, have been responsible for executive and operating matters of the Company during the CEO-transition period: Wendy C. Shiba, Kenneth M. Smith, and W. David Wilson. Due to the timing of these awards in 2006, they will be reported in the compensation tables in next year’s proxy statement.
Long Term Incentives
      In January 2005 the Committee approved long-term incentive awards (“LTIP”) for the performance period 2005-2007 using two vehicles. Seventy-five percent of the award’s value was in the form of performance shares, with the remaining 25% in the form of stock-settled SARs. Performance shares are earned to the extent that PolyOne achieves goals for operating cash flow, return on invested capital (ROIC), and level of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in relation to debt over a three year period. Stock-settled SARs were granted with a base price of $8.94 (the fair market value, as determined by the high/low average stock price on the date of grant), exercise term of seven years, and a vesting schedule based on

10%, 20%, and 30% stock price appreciation goals to reinforce PolyOne’s ongoing commitment to enhancing shareholder returns.
Chief Executive Officer
      From January 2005 through October 6, 2005, Thomas A. Waltermire was President and Chief Executive Officer. Following Mr. Waltermire’s resignation on October 6, William F. Patient, then non-executive Chairman and a Director of PolyOne was appointed Chairman, President and Chief Executive Officer. Mr. Patient served in that capacity until February 21, 2006 when Stephen D. Newlin was elected Chairman, President and Chief Executive Officer.
      During its annual review of executive officer compensation, in May 2005, the Committee increased Mr. Waltermire’s salary to the level of $715,000. Mr. Waltermire participated in PolyOne’s 2005 AIP and LTIP consistent with the terms and conditions of other executive officers and as described above. His separation agreement, entered into in connection with his resignation, provides salary and the economic value of benefits continuation for 36 months, annual incentive plan payout consistent with plan formula and based on actual eligible earnings, the full amount of any earned performance shares or performance cash awards payable for the 2003-2005 performance period, one-third of any earned performance shares or performance cash awards for the 2005-2007 performance period, and other payments as outlined in the Summary Compensation Table and related notes.
      Mr. Patient continues to receive an annual retainer equivalent to any other nonemployee director. In addition, he earned an annual fee of $300,000 (in cash, payable quarterly in arrears and pro-rated for the period from October 6, 2005 through February 21, 2006) for service as Chairman, President and Chief Executive Officer.

The Compensation and
Governance Committee
of the Board of Directors

Farah M. Walters, Chairperson
J. Douglas Campbell
Carol A. Cartwright
Gale Duff-Bloom
Wayne R. Embry
Richard H. Fearon
Robert A. Garda
Gordon D. Harnett
February 23, 2006

      The following table sets forth the compensation received for the three years ended December 31, 2005 by PolyOne’s Chief Executive Officer at December 31, 2005, its former Chief Executive Officer and the persons who were at December 31, 2005 the four other most highly paid executive officers.
Summary Compensation Table

						Long Term Compensation

		Annual Compensation				Awards		Payouts

				Other			Options/	LTIP	All
				Annual		Restricted	SARs	Payouts	Other
Name and				Compen-		Stock	(# of	(# of	Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)		Awards($)	Shares)	Shares)	sation($)

William F. Patient(1)	2005	–0–	–0–	–0–		–0–	–0–	–0–	345,202
Chairman, President and Chief Executive Officer
W. David Wilson	2005	338,523	105,950	26,334	(3)	–0–	26,400	–0–	55,184	(3)
Vice President and	2004	329,200	266,348	23,412	(3)	–0–	–0–	–0–	33,940	(3)
Chief Financial Officer	2003	311,754	–0–	22,164	(3)	–0–	169,260	–0–	40,659	(3)
Wendy C. Shiba	2005	326,077	102,401	17,373	(4)	–0–	20,700	–0–	29,812	(4)
Vice President,	2004	320,192	259,060	16,429	(4)	–0–	–0–	–0–	17,046	(4)
Chief Legal Officer	2003	286,188	–0–	25,577	(4)	–0–	128,200	–0–	32,122	(4)
and Secretary
Michael L. Rademacher	2005	282,692	121,383	33,728	(5)	–0–	17,700	–0–	26,598	(5)
Vice President and	2004	269,231	233,753	20,790	(5)	–0–	–0–	–0–	19,022	(5)
General Manager,	2003	238,496	64,500	29,623	(5)	–0–	106,780	–0–	27,619	(5)
Distribution
Kenneth M. Smith	2005	298,269	93,201	23,432	(6)	–0–	18,600	–0–	41,392	(6)
Vice President, Chief	2004	276,777	223,933	20,426	(6)	–0–	–0–	–0–	23,629	(6)
Human Resources and	2003	250,600	–0–	20,125	(6)	–0–	106,780	–0–	32,582	(6)
Chief Information Officer
Thomas A. Waltermire(2)	2005	686,802	318,229	34,954	(7)	–0–	96,600	–0–	2,450,076	(7)
Former President and	2004	678,681	933,476	38,487	(7)	–0–	–0–	–0–	70,258	(7)
Chief Executive Officer	2003	630,808	–0–	30,345	(7)	–0–	509,740	–0–	90,586	(7)

(1)	Mr. Patient became Chairman, President and Chief Executive Officer of PolyOne on October 6, 2005 and served in that position until Mr. Newlin’s appointment on February 21, 2006. Prior to that time, Mr. Patient was Chairman of the Board and received compensation as described in the “Compensation of Directors” section above. In addition, in 2005, as Chairman, Mr. Patient received an additional fixed annual cash retainer of $200,000, payable quarterly. Mr. Patient received $252,000 ($210,250 in cash and $41,750 in stock) in connection with his service as a Director and Chairman during 2005. This amount is not included in the Summary Compensation Table above. Following his appointment as an officer, the Compensation and Governance Committee approved an annual fee to Mr. Patient of $300,000 in connection with his service as Chairman, President and Chief Executive Officer, which was paid on a quarterly basis. The amount under “All Other Compensation” includes both the quarterly payment of the $300,000 annual fee and pension payments Mr. Patient received as a retiree of The Geon Company, a predecessor to PolyOne.

(2)	Mr. Waltermire resigned as President and Chief Executive Officer on October 6, 2005. Amounts included under “Salary” for Mr. Waltermire include his base salary from January 1, 2005 through October 6, 2005 of $550,677 and payout of his earned vacation of $136,125.

(3)	Amounts under “Other Annual Compensation” for Mr. Wilson include tax gross-ups on personal benefits in the amount of $5,048 for 2005, $3,894 for 2004 and $3,284 for 2003, a car allowance in the amount of $14,400 for 2005, 2004 and 2003, financial planning expenses in the amount of $5,836 for 2005, $4,103 for 2004 and $3,580 for 2003 and umbrella insurance expenses in the amount of $1,050 in 2005, $1,015 in 2004 and $900 in 2003. Amounts under “All Other Compensation” for Mr. Wilson include PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amount of $17,325 for 2005, $16,412 for 2004 and $24,000 for 2003 and amounts accrued under PolyOne’s non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amounts of $37,859 for 2005, $17,528 for 2004 and $16,659 for 2003.

(4)	Amounts under “Other Annual Compensation” for Ms. Shiba include tax gross-ups on personal benefits in the amount of $2,273 for 2005, $1,914 for 2004 and $5,938 for 2003, a car allowance in the amount of $12,000 for 2005 and 2004 and $11,539 for 2003, financial planning expenses in the amount of $2,050 for 2005, $1,500 for 2004 and $7,200 for 2003 and umbrella insurance expenses in the amount of $1,050 in 2005, $1,015 in 2004 and $900 in 2003. Amounts under “All Other Compensation” for Ms. Shiba include PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amount of $8,925 for 2005, $8,713 for 2004 and $11,934 for 2003 and amounts accrued under PolyOne’s non-qualified retirement plans providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $20,887 for 2005, $8,333 for 2004 and $20,188 for 2003.

(5)	Amounts under “Other Annual Compensation” for Mr. Rademacher include tax gross-ups on personal benefits in the amount of $9,197 for 2005, $3,804 for 2004 and $7,650 for 2003, a car allowance in the amount of $12,000 for 2005 and 2004 and $11,538 for 2003, financial planning expenses in the amount of $11,481 for 2005, $3,971 for 2004 and $9,535 for 2003 and umbrella insurance expenses in the amount of $1,050 in 2005, $1,015 in 2004 and $900 in 2003. Amounts under “All Other Compensation” for Mr. Rademacher includes PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amount of $8,925 for 2005, $8,713 for 2004 and $12,427 for 2003 and amounts accrued under PolyOne’s non-qualified retirement plans providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $17,673 for 2005, $10,309 for 2004 and $15,192 for 2003.

(6)	Amounts under “Other Annual Compensation” for Mr. Smith include tax gross-ups on personal benefits in the amount of $4,836 for 2005, $3,641 for 2004 and $3,437 for 2003, a car allowance in the amount of $12,000 for 2005, 2004 and 2003, financial planning expenses in the amount of $5,546 for 2005, $3,770 for 2004 and $3,788 for 2003 and umbrella insurance expenses in the amount of $1,050 in 2005, $1,015 in 2004 and $900 in 2003. Amounts under “All Other Compensation” for Mr. Smith includes PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amount of $15,750 for 2005, $15,376 for 2004 and $22,500 for 2003 and amounts accrued under PolyOne’s non-qualified retirement plans providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $25,642 for 2005, $8,253 for 2004 and $10,082 for 2003.

(7)	Amounts under “Other Annual Compensation” for Mr. Waltermire include tax gross-ups on personal benefits in the amount of $10,006 for 2005, $10,408 for 2004 and $6,745 for 2003, a car allowance in the amount of $11,299 for 2005 and $14,400 for 2004 and 2003, financial planning expenses in the amount of $12,599 for 2005, $12,664 for 2004 and $8,300 for 2003 and umbrella insurance expenses in the amount of $1,050 in 2005, $1,015 in 2004 and $900 in 2003. Amounts under “All Other Compensation” for Mr. Waltermire include PolyOne’s cash contributions to PolyOne’s qualified savings plan in the amounts of $17,325 for 2005, $16,913 for 2004 and $24,000 for 2003 and amounts accrued under PolyOne’s non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amounts of $106,590 for 2005, $53,345 for 2004 and $66,586 for 2003. In addition, Mr. Waltermire will receive certain payments pursuant to a Separation Agreement he entered into with PolyOne that is more fully described under the section entitled “Mr. Waltermire Separation Agreement.” The amount under “All Other Compensation” for Mr. Waltermire for 2005 also consists of: (a) of a lump sum payment of $371,258 for six months of his salary and car allowance, plus interest; (b) his remaining base salary payable until October 5, 2008 of $1,787,500; (c) his remaining car allowance payable until October 5, 2008 of $36,000; (d) the present value of his continued coverage under PolyOne’s medical and dental plans of $9,983 (this is an estimated cost of this coverage based on inflation trends); (e) the value of life insurance and long-term disability benefits during the three-year severance period of $45,880; (f) payment of professional fees, including financial planning and tax preparation, of $35,540; (g) payment of legal fees not to exceed $7,500; and (h) payment for outplacement services of $32,500.

Option/ SAR Grants in Last Fiscal Year

		Individual Grants(1)
	Number of
	Securities	% of Total
	Underlying	Options/SARs
	Options/SARs	Granted to	Exercise or		Grant Date
	Granted (# of	Employees in	Base Price		Present Value
Name	Shares)	Fiscal Year	($/Sh)	Expiration Date	($)(2)

W. F. Patient	–0–	–0–	N/A	N/A	–0–
W. D. Wilson	26,400	5.57	8.94	1/04/12	100,056
W. C. Shiba	20,700	4.36	8.94	1/04/12	78,453
M. L. Rademacher	17,700	3.73	8.94	1/04/12	67,083
K. M. Smith	18,600	3.92	8.94	1/04/12	70,494
T. A. Waltermire	96,600	20.37	8.94	1/04/12	366,114

(1)	Target-priced Stock Appreciation Rights (“SARs”) were granted to the named executive officers under the PolyOne Corporation Long-Term Incentive Plan. The SARs have a grant date of January 5, 2005 and must be exercised on or before January 4, 2012. Vesting occurs when the price of PolyOne’s common stock reaches predetermined levels for three consecutive trading days as follows: one-third vests at $9.84 per share; an additional one-third vests at $10.73 per share; and the remaining one-third vests at $11.63 per share.

(2)	The grant date present values of the target-priced SARs were estimated using the Black-Scholes option pricing model with a base price of $8.94, a risk-free interest rate of 4.29%, an assumed dividend yield of 0%, stock price volatility of 34.42%, and vesting in one-third increments over three years.
      The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because PolyOne’s employee stock options/ SARs have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of PolyOne’s employee stock options/ SARs. The amount realized from the exercise of an employee stock option/ SAR ultimately depends on the market value of the common shares on the date of exercise.
Aggregated Option/ SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/ SAR Values

Value of Unexercised
			Number of Unexercised	In-The-Money Options/
			Options/SARs at FY-End	SARs At FY-End
	Shares Acquired		(# of Shares)	($)(2)
	on Exercise	Value
Name	(# of Shares)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

W. F. Patient	–0–	–0–	288,000/0	0/0
W. D. Wilson	–0–	–0–	417,176/78,720	42,579/18,645
W. C. Shiba	–0–	–0–	116,590/60,333	20,167/14,126
M. L. Rademacher	–0–	–0–	185,744/50,660	26,882/11,742
K. M. Smith	–0–	–0–	168,092/51,560	16,813/11,742
T. A. Waltermire	–0–	–0–	1,336,068/74,600	152,301/32,078

(1)	Represents the difference between the Fair Market Value of the securities underlying the options or SARs and the exercise or base price of the option or SAR at exercise. Fair Market Value is calculated as the average of the high and low prices for the date of exercise.

(2)	Based on the closing price of a common share of PolyOne of $6.43 as reported on the New York Stock Exchange on December 30, 2005. The ultimate realization of profit, if any, on the sale of common shares underlying the option is dependent upon the market price of the shares on the date of sale.

Long-Term Incentive Plan Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts Under
		Other Period	Non-Stock Price-Based Plans
	Value of	Until Maturation
Name	Award($)(1)	or Payout(2)	Threshold($)(3)	Target($)(4)	Maximum($)(5)

W. F. Patient	–0–	n/a	–0–	–0–	–0–
W. D. Wilson	304,900	3/15/08	152,450	304,900	609,800
W. C. Shiba	238,300	3/15/08	119,150	238,300	476,600
M. L. Rademacher	202,400	3/15/08	101,200	202,400	404,800
K. M. Smith	213,500	3/15/08	106,750	213,500	427,000
T. A. Waltermire(6)	1,113,600	3/15/08	556,800	1,113,600	2,227,200

(1)	Performance share awards were granted under the PolyOne Corporation 2000 Stock Incentive Plan as part of PolyOne’s long-term incentive plan, entitling each named executive to a specific number of shares. Performance shares vest only to the extent that management goals for (1) cash flow, (2) return on invested capital (“ROIC”), and (3) level of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in relation to debt are achieved over the next three years. The number of performance shares awarded for the ROIC component will be adjusted based on a comparison of PolyOne’s ROIC to a peer group index. The value of the performance share award payable to each named executive, for achievement of the targeted level, is based on the number of shares granted multiplied by $8.54 (the average closing price for the 60-day trading period ending December 31, 2004). The number of performance shares awarded to each named executive is as follows: W.F. Patient 0 shares; W.D. Wilson 35,700 shares; W.C. Shiba 27,900 shares; M.L. Rademacher 23,700 shares; K.M. Smith 25,000 shares; and T.A. Waltermire 130,400 shares.

(2)	The performance period during which the performance of cash flow and level of EBITDA in relation to debt will be measured for purposes of determining share distribution is the three-year period commencing on January 1, 2005 and ending on December 31, 2007. The ROIC metric will be measured at the end of the performance period. Performance share distributions, if any, will be paid by March 15, 2008.

(3)	Refers to the amount payable if threshold levels are met for each of the three equally weighted performance measurements. The threshold values shown above are indicative of a 50% payout for each metric, and the levels for each measurement are as follows: Cash flow refers to the cumulative amounts for 2005 — 2007 that are less than the targeted level but above the threshold level. If the cumulative cash flow for 2005 — 2007 is less than the threshold level, then no amount is payable under the plan for this metric. ROIC must be greater than threshold to receive a payout of any amount,. The ROIC measurement is adjusted by the performance of a peer group index. For every percentage point difference between PolyOne and the peer group average, 15% will be added to (or subtracted from) the absolute percentage. The level of EBITDA in relation to debt is less than the targeted level but above the threshold level during the performance period. No amount is payable under the plan for this metric if the level of EBITDA in relation to debt does not meet this threshold.

(4)	Refers to the amount payable if PolyOne’s (1) cash flow; (2) ROIC; and (3) level of EBITDA in relation to debt are equal to the targeted levels for all measurements, respectively.

(5)	Refers to the amount payable if PolyOne’s (1) cash flow; (2) ROIC; and (3) level of EBITDA in relation to debt meet or exceed the maximum levels for all measurements, respectively.

(6)	Mr. Waltermire is entitled to receive one-third of any earned performance shares and performance cash payable for the 2005-2007 performance period as more fully described under the section entitled “Separation Agreement with Mr. Waltermire.”

Retirement Pensions
      The following table shows the total estimated annual pension benefits payable to certain of the executives named in the Summary Compensation Table. These executives are eligible to receive pension payments under a plan that existed prior to the consolidation of Geon and M.A. Hanna (the “Plan”). The Plan makes available a pension that is paid from funds provided through contributions by PolyOne and contributions by the executive, if any, made prior to 1972. The amount of the executive’s pension depends on a number of factors including Final Average Earnings (“FAE”) and years of credited company service to PolyOne. Effective January 1, 2003, service under the Plan was frozen. Effective January 1, 2005, earnings under the Plan were frozen.
      The table shows the annual pension amounts currently available based on the combinations of FAE and years of credited service shown and should be read in conjunction with the accompanying notes. As of January 1, 1989, the Plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of “covered compensation” (as defined by the Social Security Administration) times years of pension credit up to 35 years. In addition, those executives who were actively at work on December 31, 1989, may receive an additional pension credit of 4 years (up to a maximum of 24 years) of pension credit. Benefits become vested after 5 years of service. As of January 1, 2000, the Plan was closed to new participants. The table and discussion of retirement benefits apply as of December 31, 2005.
Pension Plan Table

Final	Years Of Credited Service(1)
Average
Earnings($)	10(2)	15(2)	20(2)	25	30

300,000	64,715	87,828	110,940	115,563	138,675
400,000	87,115	118,228	149,340	155,563	186,675
500,000	109,515	148,628	187,740	195,563	234,675
600,000	131,915	179,028	226,140	235,563	282,675
700,000	154,315	209,428	264,540	275,563	330,675
800,000	176,715	239,828	302,940	315,563	378,675
900,000	199,115	270,228	341,340	355,563	426,675
1,000,000	221,515	300,628	379,740	395,563	474,675
1,100,000	243,915	331,028	418,140	435,563	522,675
1,200,000	266,315	361,428	456,540	475,563	570,675

(1)	As of December 31, 2005, the following executives had the following years of credited service under the Plan or subsidiary plans or supplemental agreements: W.D. Wilson, 24 years, 11 months; K.M. Smith, 13 years, 5 months; and T.A. Waltermire, 28 years, 6 months. Mr. Patient is currently receiving pension payments as reported under the column entitled “All Other Compensation” in the Summary Compensation Table. Ms. Shiba and Mr. Rademacher do not participate in a pension plan.

(2)	Includes an additional 4 years of service applicable to pre-January 1, 1990 employees.
      The Plan uses a “final average earnings” formula to compute the amount of an employee’s pension, applying the formula which produces the higher amount. The table was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match by PolyOne in the savings plans. As of December 31, 2005, final average earnings for the following individuals were as follows: W.D. Wilson — $422,782; K.M. Smith — $308,943; and T.A. Waltermire — $981,771.
      In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five-year certain and continuous annuity under the Plan and that the employee would not elect any of the available “survivor options,” which would result in a lower annual pension. If an employee elects to retire between the ages of 55 and 64, the employee would receive a reduced pension amount. The reduced amount is determined based on factors such as age at retirement and years of service. Pensions are not subject to any reduction for Social Security or any other offset amount. Benefits shown in the table that exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code, and certain additional benefits not payable under the qualified pension plan because of certain exclusions from compensation taken into account thereunder, are payable under an unfunded, non-qualified benefits restoration pension plan.
Share Ownership Guidelines
      PolyOne has established share ownership guidelines for non-employee Directors, executive officers and other senior executives to better align their financial interests with those of shareholders by requiring them to own a minimum level of PolyOne shares. These individuals are expected to make continuing progress towards compliance with the guidelines and to comply fully within five years of becoming subject to the guidelines.
      The share ownership requirements depend on a person’s level of employment. The Chief Executive Officer is require to own 300,000 shares. Executive officers are required to own that number of shares equal to three times their individual salary divided by a benchmark price for PolyOne shares, which results in a range of required ownership of 45,000 to 85,000 shares. Other executives are required to own either 25,000 or 10,000 shares, depending on their job levels. For individuals nearing retirement, the applicable guidelines are reduced after age 55 by 10% each year for five years. The required share ownership level for non-employee Directors is 17,000.
      In general, shares counted towards required ownership include shares directly held and shares vested in PolyOne’s benefit or deferral plans. Share ownership guidelines will be reviewed if significant movements in PolyOne’s share price occur, or at least every three years to evaluate the adequacy of the required share ownership levels.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that PolyOne’s executive officers and Directors, and persons who own more than 10% of a registered class of PolyOne’s equity securities, file reports of ownership and changes in ownership with the Commission. Executive officers, Directors and greater than 10% shareholders are required by Commission rules to furnish PolyOne with copies of all forms they file. Based solely on its review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2005, all Section 16(a) filing requirements applicable to its executive officers, Directors and 10% shareholders were satisfied.
Management Continuity Agreements
      Messrs. Newlin, Wilson, Rademacher and Smith and Ms. Shiba are parties to management continuity agreements with PolyOne (the “Continuity Agreements”). The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a “change of control” of PolyOne. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. The Continuity Agreements generally provide for a two-year period of employment commencing upon a change of control. Generally, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 25% or more of the combined voting power of PolyOne’s outstanding securities (subject to certain exceptions);

•	there is a change in the majority of the Board of Directors of PolyOne;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.
      The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation. If a change of control occurs and the individual’s employment is terminated by PolyOne or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason” (in each case as defined in the Continuity Agreements), generally the individual would be entitled to receive:

•	compensation for a period of up to three years, commencing at the individual’s base salary rate in effect at the time of the termination;

•	a payment of up to three times the “target annual incentive amount” (as defined in the Continuity Agreements) in effect prior to the change in control;

•	the continuation of all employee health and welfare benefits for up to three years;

•	financial planning services for one year;

•	a payment based on the incremental cash value of counting for purposes of certain retirement plans up to three additional years of covered compensation; and

•	a tax gross-up for any excise tax due under the Internal Revenue Code for any payments or distributions made under the agreements.
      If the individual’s employment is terminated by PolyOne or a successor for “cause” or is terminated voluntarily by the individual for reasons other than for “good reason,” the individual is not entitled to the benefits set forth above and is entitled to compensation earned through the date of termination of his or her employment.
      PolyOne and Mr. Waltermire agreed that Mr. Waltermire’s Separation Agreement, described below, superceded and replaced the Continuity Agreement that had been in place between PolyOne and Mr. Waltermire.
Employment Agreement with Mr. Newlin
      On February 13, 2006, PolyOne entered into a letter agreement with Stephen D. Newlin, pursuant to which Mr. Newlin agreed to serve as PolyOne’s Chairman, President and Chief Executive Officer, with a start date on or before February 21, 2006. The agreement provides for Mr. Newlin’s initial base salary of $700,000, a signing bonus and for Mr. Newlin’s participation in

PolyOne’s various long term incentive and benefit plans in effect from time to time during the term of his employment.
      In addition, the agreement provides that if (i) Mr. Newlin’s employment is terminated by PolyOne without serious cause (as defined in the PolyOne Employee Transition Plan), (ii) Mr. Newlin is not otherwise entitled to receive benefits under his Management Continuity Agreement (discussed above) and (iii) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination, Mr. Newlin will be entitled to 36 months of salary continuation, car allowance and financial planning/tax preparation allowance, a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs and 18 months of continuation in PolyOne’s medical and dental plans (but not life insurance, short-term disability or long-term disability) and an amount equal to the financial equivalent of six additional months of continuation in such medical and dental plans.
      If Mr. Newlin’s employment is involuntarily terminated without serious cause prior to February 21, 2009, Mr. Newlin is entitled to an additional cash payment, which payment increases each year during the three-year period. If Mr. Newlin is terminated on or following February 21, 2009, there is no additional cash payment.
Separation Agreement with Mr. Waltermire
      On December 21, 2005, PolyOne entered into a Separation Agreement with Thomas A. Waltermire, effective October 6, 2005. Pursuant to the Separation Agreement, Mr. Waltermire resigned his positions as President and Chief Executive Officer of PolyOne and as a member of the Board of Directors. Under the Separation Agreement, Mr. Waltermire is entitled to receive severance payments for the period beginning October 6, 2005 and ending October 5, 2008 as follows: on April 7, 2006, he will receive (a) a lump sum payment of $371,258 and after that, will receive his regular base salary and car allowance in bi-weekly payments, in accordance with regular payroll practices; (b) his annual bonus for 2005 of $208,942, as earned under the Senior Executive Annual Incentive Plan; (c) under our long-term incentive plans, the full amount of any earned performance shares and performance cash awards payable for the 2003-2005 performance period; (d) a lump sum payment of $45,880 equal to the value of life insurance and long-term disability benefits during the three-year severance period; and (e) a lump sum payment of $35,540, which is the present value of financial planning and tax preparation services during the three-year severance period. In addition, Mr. Waltermire is entitled to receive one-third of the amount of any earned performance shares and performance cash payable for the 2005-2007 performance period by the 15th day of the third month following the end of the performance period. Mr. Waltermire is eligible for continuation of coverage under our medical and dental plans until April 6, 2007 and will receive a lump sum payment of $9,983 on April 7, 2006 equal to the present value of continued participation in our medical and dental plans from May 1, 2007 until October 5, 2008. PolyOne will reimburse Mr. Waltermire for the payment of legal fees in an amount not to exceed $7,500. Lastly, Mr. Waltermire is entitled to receive outplacement services, paid for by PolyOne, to be completed by December 31, 2007.
      In the event of a change of control during the three-year severance period, any payments and benefits remaining due to Mr. Waltermire under this agreement would be accelerated and the present value of the payments would be paid to Mr. Waltermire in a single lump sum. In addition, Mr. Waltermire agreed not to compete with us or solicit PolyOne employees during the three-year severance period. Mr. Waltermire provided us with a release from any and all claims, demands, suits and causes of action against us.

Agreement with Mr. Patient
      On October 14, 2005, as a result of Mr. Waltermire’s resignation as the President and Chief Executive Officer of PolyOne, Mr. Patient and PolyOne entered into an agreement, effective October 6, 2005, which provided that Mr. Patient would serve as Chairman, President and Chief Executive Officer of PolyOne until the date that a successor Chairman, President and Chief Executive Officer was elected. Under this Agreement, for his continuing service as a Director, Mr. Patient would continue to receive the compensation he received as a non-employee Director of $100,000, quarterly in arrears, consisting of a cash retainer of $50,000 and an award of $50,000 in value of fully vested common shares. In addition, Mr. Patient would receive an annual fee of $300,000, quarterly in arrears and prorated for any period served that is less than a full calendar year, for his services as Chairman, President and Chief Executive Officer. This Agreement terminated on February 21, 2006 upon Mr. Newlin’s appointment as Chairman, President and Chief Executive Officer.
Compensation and Governance Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions
      During 2005, none of PolyOne’s executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.

PolyOne Stock Performance
      Following is a graph that compares the cumulative total shareholder returns for PolyOne’s common shares, the S&P 500 index and the S&P Mid Cap Chemicals index with dividends assumed to be reinvested when received. The graph assumes the investing of $100 from December 31, 2000 through December 31, 2005. The S&P Mid Cap Chemicals index includes a broad range of chemical manufacturers. Because of the relationship of PolyOne’s business within the chemical industry, it is felt that comparison with this broader index is appropriate.
Comparison of Cumulative Total Return to Shareholders
December 31, 2000 through December 31, 2005

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
PolyOne Corporation	$100	$171.29	$70.34	$114.66	$162.56	$115.37
S&P 500	$100	$88.11	$68.64	$88.33	$97.94	$102.75
S&P Mid Cap Chemicals	$100	$114.29	$104.22	$123.12	$161.07	$157.75

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has reappointed Ernst & Young LLP as PolyOne’s independent registered public accounting firm to audit PolyOne’s financial statements for the current year. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.
      Selection of Ernst & Young LLP as PolyOne’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the independent auditors. The Board of Directors is submitting the appointment to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to the shareholders. Even if shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of PolyOne and its shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.
      A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2005.
      PolyOne’s Board of Directors unanimously recommends a vote FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP as PolyOne’s independent registered public accounting firm for 2006.

Independent Registered Public Accountant Services and Related Fee Arrangements
      Services provided by Ernst & Young LLP, PolyOne’s independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:
      Audit Fees. Audit services include the annual audit of the financial statements, the audit of internal controls over financial reporting, the reviews of PolyOne’s quarterly reports on Form 10-Q, the issuance of comfort letters, review of registration statements filed with the Securities and Exchange Commission and international statutory audits. Fees for audit services totaled $1,780,100 in 2005 and $1,854,600 in 2004. The Audit Committee pre-approved all audit services and related fee arrangements billed for 2005.
      Audit-Related Fees. Audit-related services principally include audits of businesses identified for divestment and audits of PolyOne’s employee benefit plans. Fees for audit-related services totaled $188,000 in 2005 and $347,000 in 2004. The Audit Committee pre-approved all audit-related fee arrangements billed for 2005.
      Tax Fees. Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $575,000 in 2005 and $815,000 in 2004. The Audit Committee pre-approved all tax fee arrangements billed in 2005.

      All Other Fees. Other services principally include transitional support and advisory services related to PolyOne’s expatriate program. Fees for other services totaled $60,000 in 2005 and $123,100 in 2004. The Audit Committee pre-approved all other fee arrangements billed for 2005.
      The Audit Committee pre-approves all audit and non-audit services and related fee arrangements performed by Ernst & Young. Unless a type of service Ernst & Young provides has received general pre-approval, it will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one of its members. However, management has no authority to approve services performed by Ernst & Young that have not been pre-approved by the Audit Committee.
      Ernst & Young will provide a description of work scope and supporting back-up documentation regarding the specific services they will provide to PolyOne. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee by Ernst & Young and the Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their views, the request is consistent with the Commission’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal audit function and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the effectiveness of the company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditors management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2005.
      The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company’s internal controls over financial reporting at December 31, 2005, including the basis for their conclusions. The Committee has discussed with the independent auditors the auditors’ independence from management and PolyOne, including the matters in the written disclosures required by the Independence Standards Board. In doing so, it has considered the compatibility of non-audit services with the auditors’ independence. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal controls over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met eight times during 2005.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
      The Committee has reappointed Ernst & Young as independent auditors for the year 2006.
      All members of the Audit Committee concur in this report.

The Audit Committee of
the Board of Directors

Gordon D. Harnett, Chairperson
Carol A. Cartwright
Richard H. Fearon
Robert A. Garda
February 24, 2006

GENERAL
Voting at the Meeting
      Shareholders of record at the close of business on March 27, 2006, are entitled to vote at the meeting. On that date, a total of 92,487,130 common shares were outstanding. Each share is entitled to one vote.
      The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.
      Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 3 through 4 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors, however, we have no reason to believe that this will occur.
      The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as PolyOne’s independent registered public accounting firm. An abstention or broker non-vote will have no effect on this proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.
      We know of no other matters that will be presented at the meeting, however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
Shareholder Proposals
      Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to PolyOne, addressed to the Secretary, so that it is received on or before December 19, 2006. We suggest that all proposals be sent by certified mail, return receipt requested.
      Additionally, a shareholder may submit a proposal for consideration at the 2007 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of PolyOne’s Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to PolyOne’s principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.
      Our proxy materials for the 2006 Annual Meeting of Shareholders will be mailed on or about April 17, 2006. Sixty days prior to the first anniversary of this date will be February 16, 2007, and 90 days prior to the first anniversary of this date will be January 17, 2007. Our proxies for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2007 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.
Proxy Solicitation
      PolyOne is making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, PolyOne’s officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022, to assist in the solicitation for an estimated fee of $6,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.
      We are mailing PolyOne’s Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2005, to shareholders of record with this proxy statement.

For the Board of Directors
PolyOne Corporation

Wendy C. Shiba
Vice President, Chief Legal Officer
and Secretary
April 5, 2006

APPENDIX A
POLYONE CORPORATION
AUDIT COMMITTEE CHARTER
Authority
      The Board of Directors, by resolution dated August 31, 2000 established the Audit Committee. The Audit Committee Charter was first adopted by the Board on September 6, 2000 and amended subsequently, the last amendment being December 1, 2005.
Purpose
      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities to shareholders relating to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.
      The Audit Committee must prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
Committee Membership
      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence, financial literacy and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
      The members of the Audit Committee shall be appointed by the Board on the recommendation of the Compensation & Governance Committee. Audit Committee members may be replaced by the Board.
Meetings
      The Audit Committee shall meet as often as it deems necessary, but not less frequently than four times a year. A majority of the Committee members will be a quorum for the transaction of business and the action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee. Any action which may be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members execute a written consent and the consent is filed with the Corporate Secretary.
      The Audit Committee shall meet periodically with management, the director of internal audit, the chief legal officer and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities
      The Audit Committee must directly appoint, retain, evaluate and terminate the Company’s independent auditors. The Audit Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor reports directly to the Audit Committee.
      The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee has adopted a separate policy covering the pre-approval of independent auditor services and fees.
      The Audit Committee may form and delegate authority to subcommittees, consisting of the chairperson of the committee, or other members when appropriate. Such delegation of authority may include the review of the Company’s quarterly earnings press releases and related financial information and the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.
      The Audit Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.
      The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of:

1. Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2. Compensation to any outside legal, accounting or other advisors employed by the Audit Committee;

3. Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. The Audit Committee must make regular reports to the Board of Directors. The Audit Committee shall annually review its Charter and recommend changes to the Compensation and Governance Committee and the Audit Committee shall annually review its own performance.
      The Audit Committee, to the extent required by law or regulation and as the Committee deems necessary or appropriate, shall perform the following duties:

Financial Statement and Disclosure Matters
      1. Discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the Company’s disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      2. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.
      3. Discuss the Company’s quarterly earnings press releases, as well as the types of financial information and earnings guidance, if any, provided to investors, analysts, rating agencies or financial institutions.
      4. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements.
      5. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
      6. Discuss with the independent auditor the matters relating to the conduct of the audit, including any difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
      7. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
      8. The Audit Committee, after consultation with management, the independent auditor and others as the committee deems appropriate, shall make the final decision to restate previously issued financial statements, because of an error in such financial statements as addressed in Accounting Principles Board Opinion No. 20 (APB Opinion No 20) or shall make the decision to disclose or take actions to prevent future reliance on a previously issued audit report or completed interim review related to previously issued financial statements based upon notification or advisement by its independent auditor.

Oversight of the Company’s Relationship with the Independent Auditor
      1. Obtain and review a report from the independent auditor at least annually regarding:

(a) the independent auditor’s internal quality-control procedures;

(b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; and any steps taken to deal with any such issues:

(c) to assess the auditor’s independence; and all relationships between the independent auditor and the Company.
      2. Evaluate the qualifications, performance and independence of the independent auditor.
      3. Ensure that clear hiring policies are set for the Company’s hiring of employees or former employees of the independent auditor that participated in any capacity in the audit of the Company.
      4. Meet with the independent auditor prior to the audit to discuss the scope of the audit.

Oversight of the Company’s Internal Audit Function
      1. Review the appointment and replacement of the director of internal audit.
      2. Review reports to management and the Audit Committee related to on-going assessments of the Company’s risk management processes and system of internal control.
      3. Review the internal audit plan and staffing.
      4. Discuss with the independent auditor and management the sufficiency of the internal audit department responsibilities, plans, budget and staffing.
      5. Evaluate the performance of the internal audit function.

Compliance Oversight Responsibilities
      1. Discuss with management, the independent auditor and the internal auditor whether they have knowledge of any illegal acts in the Company.
      2. Review and discuss with management, the Ethics Committee, and the internal and independent auditors employee compliance with the Company’s Codes of Business Conduct and Ethics. Review and discuss with management, the chief legal officer and the independent auditor the Company’s compliance with laws and regulations. Advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Codes of Business Conduct and Ethics.
      3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
      4. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.
      5. Periodically review with the chief legal officer any legal or regulatory matters that may have a material impact on the Company’s financial statements or compliance programs, along with any material pending claims and litigation involving the Company.
      6. Review with the chief legal officer the investigation and disposition of any reports made under the Commission’s Rule 205 of a material violation of securities law or breach of fiduciary duty or similar violation by the Company or by any of its officers, directors, employees or agents.
      7. Review and evaluate the staffing and qualifications of the financial reporting and control function.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Common 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - J. Douglas Campbell	☐	☐	02 - Carol A. Cartwright	☐	☐	03 - Gale Duff-Bloom	☐	☐

04 - Wayne R. Embry	☐	☐	05 - Richard H. Fearon	☐	☐	06 - Robert A. Garda	☐	☐

07 - Gordon D. Harnett	☐	☐	08 - Stephen D. Newlin	☐	☐	09 - Farah M. Walters	☐	☐
B	Issues
The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as PolyOne’s independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

Other Issues

Mark this box with an X if you plan to attend the the meeting.	☐

Mark this box with an X if you have made comments below.	☐

Comments:

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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001CD40001                   00J3TE

     Proxy - PolyOne Corporation

ANNUAL MEETING OF SHAREHOLDERS, MAY 25, 2006
This Proxy is Solicited on Behalf of the Corporation’s Board of Directors
The undersigned hereby appoints Kenneth M. Smith, Wendy C. Shiba and W. David Wilson, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all common shares of PolyOne Corporation held of record by the undersigned on March 27, 2006, at the Annual Meeting of Shareholders to be held on May 25, 2006, or any adjournment thereof.
The Board of Directors recommends a vote (1) “FOR” the election of the nominees to serve as Directors and (2) “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The shares represented by this Proxy will be voted as specified on the reverse side. If no direction is given in the space provided on the reverse side, this proxy will be voted “FOR” the election of the nominees specified on the reverse side and “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

April 5, 2006
To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio, at 9:00 a.m. on Thursday, May 25, 2006.
The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting.
Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date and return it in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your Proxy and vote personally by ballot.
If you plan to attend the meeting, please mark the box provided on the proxy card.
We look forward to seeing you at the meeting.
STEPHEN D. NEWLIN
Chairman, President and
Chief Executive Officer
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 25, 2006.
THANK YOU FOR VOTING